Exhibit 17


McBride Financial Advisors, LLC [letterhead]

January 1, 2006

Eric Johnson
Aegis Assessments, Inc.
7975 North Hayden Road
Suite D363
Scottsdale, AZ 85258


Dear Eric:

Please accept this letter as my formal notice of resignation from the board of Aegis Assessments, effective January 1, 2006.

I appreciate having had the opportunity of being a member of the board of Aegis Assessments, Inc. for the last two years and offer my best wishes for your continued success.

Sincerely,

/s/ Michael J. McBride
----------------------
Michael J. McBride

MJM/slm